QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.16

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (the "Employment Agreement"), dated as of August 14, 2003 (the "Employment Date"), between PACKAGED ICE, INC. (upon the Merger, to be renamed Reddy Ice Group, Inc.), a Texas corporation (the "Company"), and BEN D. KEY, an individual residing at 4423 Creekmeadow Drive, Dallas, Texas 75287 (the "Executive").

WITNESSETH:

        WHEREAS, the Company wishes to secure the services of the Executive as Senior Vice President of Sales of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth; and

        WHEREAS, the Company is a wholly-owned subsidiary of Reddy Ice Holdings, Inc. (f/k/a CAC Holdings Corp., a Delaware corporation (the "Parent");

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.     Employment by the Company.

          1.1   Subject to the terms of this Employment Agreement, the Executive shall be the Senior Vice President of Sales of the Company and shall perform such duties as the Board of Directors of the Company (the "Board") may from time to time assign, consistent with Section 1.2 hereof. The Executive shall be based in the Company's executive offices in Dallas, Texas, subject to such travel as may be required or necessary in connection with the performance of the Executive's duties hereunder.

          1.2   The Executive shall report directly to or at the direction of the Board and shall comply with the direction of the Board and with the policies of the Company. The Executive agrees to devote the Executive's full business time and attention to the business of the Company and to faithfully, diligently and competently perform the Executive's duties hereunder. The Executive shall, as part of the Executive's duties as an employee of the Company, actively seek such opportunities and undertake such activities so as to promote high visibility and a positive image of the Company, the Parent and the Subsidiaries of the Parent.

        2.     Term of Employment. The term of the Executive's employment under this Employment Agreement (the "Term") shall be for the period commencing on the Employment Date and ending when the employment is terminated pursuant to Section 4 hereof.

        3.     Compensation. As full compensation for all services to be rendered by the Executive to the Company and its Affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits:

          3.1   Salary. The Executive shall be entitled to receive an annual base salary (the "Base Salary") payable not less frequently than monthly in accordance with the then customary payroll practices of the Company. The Base Salary shall initially be $150,000 per year and shall be subject to increase from time to time as determined by the Board.

          3.2   Participation in Executive Benefit Plans; Other Benefits. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in all compensation and employee benefit plans and arrangements maintained from time to time by the Company or on behalf of the Company by an Affiliate of the Company or otherwise, commensurate with the Executive's position with the Company, in form and substance substantially similar to those that existed in the Company in May 2003, except to the extent of changes in Company employee benefit plans generally. Nothing in this Employment Agreement shall preclude the Company (or any Person maintaining such plans on the Company's behalf) from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder.

          3.3   Reimbursement for Legal Fees. The Company shall reimburse the Executive for all reasonable legal fees and expenses actually incurred or paid by the Executive in connection with the negotiation and execution of this Employment Agreement and each other agreement entered into by the Executive in connection with the Merger.

          3.4   Bonuses. In addition to the Base Salary, to the extent provided below, the Executive shall be eligible to receive an annual bonus (the "Bonus Amount") for each calendar year ending during the Term, including, without limitation, for the calendar year 2003. The Compensation Committee of the Board shall establish a bonus plan for the Executive for each calendar year during the Term. The Executive's actual Bonus Amount, if any, shall be based on the Company achieving certain financial and operating goals in each calendar year during the Term.

          3.5   Change of Control Bonus. Upon the effectiveness of the Merger, under the Executive's existing Change of Control Bonus Agreement and in accordance with the terms thereof, the Executive shall receive a one-time Change of Control Bonus (as such term is defined therein) in the amount of $150,000, in addition to the Restricted Shares (as such term is defined in the Shareholders Agreement) to be issued to the Executive pursuant to the Shareholders Agreement, and, immediately thereafter, the Change of Control Bonus Agreement shall terminate and be of no further force and effect.

          3.6   Investment Opportunity. At the closing of the Merger in accordance with the Investor Subscription Agreement, the Executive shall have purchased $189,583.33 in the aggregate of equity securities of the Parent in the same class and proportion, at the same price per unit and on the same terms as such securities were purchased by the Sponsor Purchasers. The Restricted Shares issued to the Executive pursuant to the Shareholders Agreement shall be treated as equity securities purchased by the Executive in satisfaction of the Executive's obligation to purchase a corresponding number of shares of equity securities under the Investor Subscription Agreement. As of the closing of the Merger, the Executive's ownership of these securities (other than the Restricted Shares) shall be fully vested.

          3.7   Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per year. Unused vacation may not be taken in any subsequent year.

          3.8   Loyalty and Affinity Programs. Credits and benefits earned under frequent flyer, traveler, hotel guest, auto rental and similar loyalty, affinity and awards programs with respect to the Executive's travel and business expenditures shall accrue to the Executive and not to the Company; provided, however, that such travel and related arrangements shall be in compliance with the Company's policies with respect thereto.

        4.     Termination.

          4.1   Termination upon Death. The Term shall terminate as of the date of the Executive's death.

          4.2   Termination upon Disability. If the Executive becomes Disabled, the Company may terminate the Term by written notice to the Executive, in which event the Term shall terminate ten (10) days after the date upon which the Company has given notice to the Executive of its intention to terminate the Executive's employment under this Employment Agreement.

          4.3   Termination by the Company for Cause. If the Executive (i) is convicted of, or pleads guilty to, a felony or a crime involving moral turpitude, (ii) engages in independently verified, continuing and unremedied substance abuse involving drugs or alcohol, (iii) performs an action or fails to take an action that, in the reasonable judgment of a majority of the disinterested members of the Board, constitutes willful dishonesty, larceny, fraud or gross negligence by the Executive in the performance of the Executive's duties to the Company, or makes a knowing or reckless misrepresentation (including by omission of any material adverse information) to shareholders, directors or officers of the Parent, (iv) willfully and repeatedly fails, after ten (10) business days notice, to materially follow the written policies of the Company or instructions of the Board or (v) materially breaches any agreement to which the Executive and the Company or any of its Subsidiaries are a party, or materially breaches any written policy, rule or regulation adopted by the Company or any of its Subsidiaries relating to compliance with securities laws or other laws, rules or regulations and such breach is not cured by the Executive or waived in writing by the Company within thirty (30) days after written notice of such breach to the Executive, then the Company may, at any time by written notice to the Executive, which notice shall be appended to a certified written resolution duly adopted by the Board, terminate the Term immediately.

          4.4   Termination by the Company without Cause. The Company may terminate the Term at any time, without cause, upon thirty (30) days' written notice from the Company to the Executive.

          4.5   Termination by the Executive without Cause. The Executive may terminate the Term at any time, without cause (i.e., the Executive's voluntary termination), upon thirty (30) days' written notice from the Executive to the Company.

          4.6   Termination by the Executive for Good Reason. The Executive may terminate the Term for Good Reason upon thirty (30) days' written notice from the Executive to the Company.

        5.     Severance Payments.

          5.1   Severance Payments upon Termination for Disability, by the Company without Cause or by the Executive for Good Reason. If this Employment Agreement is terminated pursuant to Sections 4.2, 4.4 or 4.6 hereof, the Executive shall be entitled to a severance payment equal to 100% of the Executive's annual Base Salary then in effect, which payment shall be payable at the Company's discretion either on a payroll basis for a period of twelve (12) months (the "Benefits Period") or in a lump sum and, in either case, without offset for other earnings. If severance is paid over time to the Executive, the Executive shall be entitled to the continuation of healthcare benefits for the Benefits Period; provided the Executive shall pay the premiums for such benefits at rates assessed for employees; provided further that the rights to continued participation in healthcare benefits shall terminate if the Executive shall become actively engaged (whether as an employee, an independent contractor or otherwise) under circumstances where the Executive is eligible to participate in another employer's healthcare benefit program. If, prior to the end of the Benefits Period, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments and benefits required to be made under this Section 5.1 on or after the date of such violation.

          5.2   Severance Payments Upon Termination for Cause, Death or Voluntary Termination by the Executive. If the Term is terminated pursuant to Sections 4.1, 4.3 or 4.5 hereof, the Executive shall receive only all previously earned, accrued and unpaid Base Salary and benefits from the Company and its employee benefit plans, including any such benefits under pension, disability and life insurance plans, policies and programs applicable to the Company; provided, however that nothing in this Section 5.2 shall affect the Executive's right to receive the benefits the Executive is entitled to receive pursuant to Section 5.2.1 hereof.

            5.2.1 Bonus Upon Death. If the Executive dies while employed by the Company (i.e., if the Term is terminated pursuant to Section 4.1 hereof), the Executive's estate shall also be entitled to receive the pro rated amount (to the date of death) of the Bonus Amount the Executive would have earned during such year based on actual performance, and such bonus shall be paid when management bonuses are paid generally.

        6.     Certain Covenants of the Executive.

          6.1   Covenants Against Competition. The Executive acknowledges that: (i) the Company and its Affiliates anticipate conducting their business throughout the continental United States, (ii) from and after the Employment Date the Executive's work for the Company and its Affiliates will continue to bring him into close contact with many confidential affairs not readily available to the public, including confidential and proprietary information and trade secrets and (iii) the covenants contained in this Section 6 will not involve a substantial hardship upon the Executive's future livelihood. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

            6.1.1 Non-Compete. During the Term and for a period ending eighteen (18) months after the termination of the Term (the "Restricted Period"), whether or not the Executive becomes entitled to severance payments hereunder, the Executive shall not, directly or indirectly, within 150 miles of (x) any ice manufacturing, bottled water or cold storage facility owned by the Company or its Subsidiaries or acquired by the Company after the date hereof or (y) any facility, company or territory being actively evaluated by the Company during the Term, which active evaluation the Executive had actual knowledge of, as a likely acquisition or expansion opportunity within the twelve (12) months following the last day of the Term, (i) be employed by, or render services to, any person, firm or corporation engaged in any business which would directly compete with the Company in the ice, bottled water or cold storage businesses ("Competitive Business"), (ii) own, manage, operate, control, assist, consult, advise or participate in the ownership, management, operation or control of any Competitive Business, or otherwise engage in any Competitive Business for the Executive's own account or (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity. Notwithstanding the foregoing, this Section 6.1.1 shall not preclude the Executive from investing the Executive's personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange, through an automated inter-dealer quotation system or in the over-the-counter-market and if such investment does not result in the Executive beneficially owning, at any time, more than 1% of the class of publicly-traded equity securities of such Competitive Business.

            6.1.2 Non-Solicitation and Non-Hire. During the Term and for a period ending three (3) years after the Executive's termination from the Company, without the Company's prior consent, the Executive shall not, directly or indirectly, (i) solicit, persuade, interfere with, induce, encourage, entice or endeavor to entice away from the Company or any of its Subsidiaries, for the benefit of any Competitive Business, any of its customers, suppliers, licensees or other persons with whom the Company has a contractual relationship or (ii) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company or any of its Subsidiaries as a corporate executive, operating manager at the plant manager level or higher manager level or sales personnel while the Executive was employed by the Company.

            6.1.3 Non-Disparagement. During the Term and after the termination of the Executive's employment with the Company, the Executive shall not make any statements, in writing or otherwise, that disparage the reputation or character of the Company or any of its Affiliates, Subsidiaries, divisions or any of their respective directors, officers, employees or shareholders at any time for any reason whatsoever, except that nothing in this Section 6.1.3 shall prohibit the Executive from giving truthful testimony in any litigation, administrative or arbitration proceeding either between the Executive and the Company or in connection with which the Executive is required by law to give testimony.

            6.1.4 Confidential Information. During the Term and after the termination of the Executive's employment with the Company, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any Affiliate of the Company to receive such information, or use or appropriate for the Executive's own benefit or for the benefit of any person or entity other than the Company or any Affiliate of the Company, any documents or other papers relating to the business or the customers of the Company or any Affiliate of the Company, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, information relating to the distribution of the products of the Company or any Affiliate of the Company, or any other materials relating to the business or the customers of the Company or any Affiliate of the Company or any trade secrets or confidential information including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any Affiliate of the Company, whether generated by the Executive or by any other person, except as required in the course of performing the Executive's duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information required to be disclosed by law or readily ascertainable from public information; provided, further, except as reasonably necessary to comply with the securities laws, the Executive may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company and all materials of any kind (including opinions and other tax analyses) that are provided to the Executive relating to such tax treatment and tax structure.

            6.1.5 Property of the Company. At no time shall the Executive remove or cause to be removed from the premises of the Company or any Affiliate of the Company, any memorandum, note, list, record, file, disk, document or other paper, equipment or any like item relating to the business (including copies, extracts and summaries thereof) except in furtherance of the performance of the Executive's duties on behalf of the Company or any Affiliate of the Company. All memoranda, notes lists, records, files, disks, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by the Executive or made available to the Executive concerning the business of the Company or any Affiliate of the Company shall be the property of the Company or any Affiliate of the Company, as the case may be, and shall be delivered to the Company promptly upon the termination of the Executive's employment with the Company or any Affiliate of the Company or at any other time upon request.

          6.2   Rights and Remedies Upon Breach. If the Executive breaches any of the provisions of Section 6.1 hereof (collectively, the "Restrictive Covenants"), the Company and its Affiliates shall, in addition to the rights set forth in the last sentence of Section 5.1 hereof, have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its Affiliates under law or in equity:

            6.2.1 Specific Performance. The right and remedy to seek specific performance of the Restrictive Covenants or injunctive relief, without the request to post bond, against any act which would violate any of the Restrictive Covenants; it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates and that money damages will not provide an adequate remedy to the Company and its Affiliates.

            6.2.2 Threatened Breach. In addition, if the Executive threatens to breach any provisions of Section 6.1 hereof, the Company and its Affiliates shall have the rights set forth in Section 6.2.1 hereof.

          6.3   Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by an arbitration body or court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such arbitration body, court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its Affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

          6.4   Enforceability in Jurisdictions. The parties intend to and hereby confer jurisdiction to enforce the decisions of the arbitrators pursuant to Section 7.5 hereof with respect to the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company's right to the relief provided above before the arbitrators or in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        7.     Other Provisions.

          7.1   Notices. Notice under this Employment Agreement shall be in writing and shall be deemed given when received by the party to be notified (a) when given in person, (b) on the first day after delivery to Federal Express or other overnight courier, postage prepaid and (c) upon transmission by telecopier with confirmation by United States mail, in each case at the address for the intended recipient as set forth below:

(i)	if to the Company, to:
Packaged Ice, Inc.
    (upon the Merger, to be renamed Reddy Ice Holdings, Inc.)
3535 Travis Street, Suite 170
Dallas, Texas 75204
Telecopier: (214) 528-1532 Attention: William P. Brick, Chief Executive Officer

with copies (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
300 Convent Street, Suite 1500
San Antonio, Texas 78205
Telecopier: (210) 224-2035
Attention: Alan Schoenbaum, Esq.
(ii)	if to the Executive, to him at the address set forth on the first page hereof or to the telecopier number set forth below:
Telecopier: (214) 528-1532
with a copy (which shall not constitute notice) to: Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201 Telecopier: (214) 999-7860 Attention: Robert L. Kimball

          7.2   Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the specific subject matter hereof and replaces and supersedes any and all prior employment contracts and other related agreements, written or oral, with respect thereto, as well as any and all entitlements which have accrued as of the date of this Employment Agreement that the Executive may otherwise have with or derive from the Company. This Employment Agreement should be read in conjunction with the Investor Subscription Agreement, the Shareholders Agreement, the Stock Option Agreement and the Indemnification Agreement.

          7.3   Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

          7.4   Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Texas, without giving effect to the principles of conflicts of law.

          7.5   Arbitration. Any dispute or controversy arising out of or in connection with this Employment Agreement or the Executive's employment or the termination thereof, including, but not limited to, any claim of discrimination under federal or state law, shall be subject to and settled exclusively by binding arbitration in Dallas, Texas, in accordance with the rules of the

  American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction and reasonable attorneys' fees and shall be awarded to the prevailing party. The arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7.5 based on the arbitrators' assessment of the merits of the positions of the parties.

          7.6   Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any heirs, successors and assigns. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

          7.7   Assignment. This Employment Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; provided, however, that such rights and obligations shall be enforceable by the Executive's legal representatives, heirs and other successors in interest. The Company shall assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether direct or indirect, by purchase, merger, consolidation or otherwise.

          7.8   Number and Gender. As used herein, the singular shall include the plural and vice versa and words used in one gender shall include all others as appropriate.

          7.9   Withholding of Taxes. The Company may withhold from any compensation or benefits payable under this Employment Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          7.10 Definitions. For purposes of this Employment Agreement:

              (i)  "Affiliate" shall have the meaning assigned to such term in the Merger Agreement.

             (ii)  "Change of Control Bonus Agreement" shall mean the Strategic Management Team Change of Control Bonus Agreement, dated as of May 9, 2001, between the Company and the Executive.

            (iii)  "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or by contract or other agreement or otherwise.

            (iv)  "Disabled" or "Disability" shall mean, with respect to the Executive, (a) the occurrence of a period of 90 consecutive days or 180 out of 360 consecutive days during which the Executive is unable to perform the Executive's duties due to a mental or physical impairment or (b) a determination of disability due to mental or physical impairment by an agreed upon medical practitioner selected by the Company and the Executive, that it is reasonably likely that an impairment exists with respect to the Executive which will, with the passage of time, satisfy clause (a). If the Company and the Executive are unable to agree upon a medical practitioner, each shall select a medical practitioner and such practitioners shall jointly select another medical practitioner who shall determine whether or not there is a disability. If the two practitioners chosen by the Company and the Executive are unable to agree upon the third practitioner, the American Arbitration Association in Dallas, Texas shall select a medical practitioner.

             (v)  "Good Reason" shall mean any of the following with respect to the Executive: (a) a material reduction in title, authority or responsibility at the Company, (b) a reduction in Base

    Salary, (c) the relocation of the Executive's principal place of work by more than 50 miles or (d) a material breach by the Company, the Parent or any Subsidiary of the Parent of the terms of this Employment Agreement or the Indemnification Agreement which is not cured by such other party or waived by the Executive within thirty (30) days after written notice of such breach from the Executive to the Company.

            (vi)  "Indemnification Agreement" shall mean that certain indemnification agreement, dated as of August 14, 2003, between the Executive and the Company.

           (vii)  "Investor Subscription Agreement" shall mean that certain investor subscription agreement, dated as of May 12, 2003, as amended, by and among the Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Partners (Trimaran), CIBC MB Inc., Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P., The BSC Employee Fund IV, L.P., William P. Brick, Jimmy C. Weaver, Steven J. Janusek, the Executive, the Parent and the Company.

          (viii)  "Management Investors" shall have the meaning assigned to such term in the Investor Subscription Agreement.

            (ix)  "Merger" shall mean the statutory merger of Cube Acquisition Corp. with and into the Company, as effectuated by the Merger Agreement.

             (x)  "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of May 12, 2003, by and among the Parent, Cube Acquisition Corp. and the Company.

            (xi)  "Person" shall have the meaning assigned to such term in the Merger Agreement.

           (xii)  "Shareholders" shall have the meaning assigned to such term in the Shareholders Agreement.

          (xiii)  "Shareholders Agreement" shall mean the Reddy Ice Holdings, Inc. Shareholders Agreement, dated as of August 14, 2003, by and among the Company and the Shareholders.

          (xiv)  "Sponsor Purchasers" shall have the meaning assigned to such term in the Investor Subscription Agreement.

           (xv)  "Stock Option Agreement" shall mean that certain stock option agreement, dated as of August 14, 2003, between the Parent and the Executive.

          7.11 Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          7.12 Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

          7.13 Signing Bonus. The Company shall pay the Executive a signing bonus of $7,310 in cash at the closing of the Merger.

        IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

The Company:	PACKAGED ICE, INC. (upon the Merger, to be renamed Reddy Ice Group, Inc.)
	By:	/s/ WILLIAM P. BRICK
		Name:	William P. Brick
		Title:	Chief Executive Officer
Executive:	BEN D. KEY:
/s/ BEN D. KEY

QuickLinks

  Exhibit 10.16